FORM 8-A/A
                                  AMENDMENT NO. 4
                    To Registration Statement on Form 8-A
                             Dated March 9, 1987,
              As amended on December 7, 1992 and March 2, 1993,
                    And Amended and Restated February 14, 1996

                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, DC  20549

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT TO SECTION 12(b) or (g) OF THE
                   SECURITIES EXCHANGE ACT of 1934

                                   HUMANA INC.
	         (Exact name of registrant as specified in charter)

                  Delaware                        61-0647538
(State of incorporation or organization)       (I.R.S. Employer
                                                Identification No.)

                500 West Main Street                  40202
                Louisville, Kentucky
  (Address of principal executive offices)          (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

	Title of each Class	            Name of each exchange of which
	To be so registered	            each class is to be registered
___________________________		   __________________________________
Rights to Purchase Series A                    New York Stock Exchange
Participating Preferred Stock

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. /x/

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. / /

Securities Act registration statement file number to which this form relates:_________ (if Applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

The undersigned Registrant, Humana Inc., (the "Company" or "Registrant") hereby amends the following items and exhibits or other portions of its Registration Statement on Form 8-A as follows:

  Item 1.  Description of Registrant's Securities to be Registered.

		Item 1 is hereby amended as follows:

		On May 27, 1998, the Company amended the Amended and Restated Rights Agreement dated as of February 14, 1996 between the Company and MidAmerica Bank of Louisville & Trust Company, as Rights Agent
("Rights Agreement"), as follows:

1. The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by adding at the end of such definition the following:

   "; provided, however, that neither of United HealthCare Corporation, a Minnesota corporation ("Parent") nor UH-1, Inc., a Delaware corporation and wholly-owned subsidiary of United HealthCare
    Corporation ("Merger Sub"), shall be deemed to be an Acquiring Person to the extent that either of Parent or Merger Sub becomes the beneficial owner of Common
    Shares solely by reason of (i) the execution of the Agreement and Plan of Merger, dated as of May 27, 1998, by and among the Company, Parent and Merger Sub (the
    Option Agreement, dated as of May 27, 1998, by and between the Company and Parent (the "Stock Option Agreement") or the
    Voting Agreement, dated as of May 27, 1998, by and between David A. Jones and Parent (the "Voting Agreement"), or (ii) the consummation of the transactions contemplated by each of the Merger Agreement, the Stock Option Agreement and the Voting Agreement in accordance with the respective terms thereof."

2. The definition of "Shares Acquisition Date" set forth in Section 1(o) of the Rights Agreement is hereby amended by adding at the end of such definition the following:

   "; provided, however, that the Shares Acquisition Date shall not be deemed to have occurred as a result of the public announcement of the execution of the Merger
   Agreement, the Stock Option Agreement or the Voting
   Agreement or as a result of the consummation of the transactions contemplated thereby."

3. The Rights Agreement is hereby amended by adding thereto the following new Section 3(d):

   "(d) Notwithstanding any provision of this Agreement to the contrary, neither of Parent nor Merger Sub shall be or be deemed to become an Acquiring Person, and no Distribution Date, Shares Acquisition Date or any other event which would result in the Rights becoming exercisable shall occur or be deemed to occur, in either case solely by reason of the execution of the Merger Agreement, the Stock Option Agreement or the Voting Agreement, as each may be amended from time to time, or the announcement, commencement or consummation of the transactions contemplated thereby."

   For a complete description of the Rights Agreement, please see the Rights Agreement which is incorporated by reference herein.

  Item 2.       Exhibits.

  Item 2 is hereby amended by adding a new Exhibit 4.2:

  Exhibit 4.2 Amendment No. 1 dated May 27, 1998, to The Amended and Restated Rights Agreement dated as of February 14, 1996


	Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  June 15, 1998


	HUMANA INC.


        By:/s/ Arthur P. Hipwell
           Arthur P. Hipwell
	   Senior Vice President
	    and General Counsel



EXHIBIT INDEX:

3.1 Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1989 as restated to incorporate the amendment of January 9, 1992 and the correction of March 23, 1992. Exhibit 4(i) to the Registrant's
       Post-Effective Amendment No. 1, filed February 2, 1994, to the Registrant's Registration Statement
       (Reg. No. 33-49305) is incorporated by reference herein.

3.2 By-Laws, as amended, Exhibit 3(b) to the Registrant's Annual Report on Form 10-K (File No. 1-5975) filed March 31, 1998 is incorporated by reference herein.

4.1    Form of Amended and Restated Rights Agreement, dated
       February 14, 1996, between Humana Inc. and Mid-America Bank of Louisville and Trust Company. Exhibit 1.3 to the Registration Statement (File No. 1-5975) on Form 8-A/A dated February 14, 1996 is incorporated by reference herein.

4.2    Amendment No. 1 dated May 27, 1998, to Amended and Restated
       Rights Agreement, dated February 14, 1996 between Humana Inc.
       and Mid-America Bank of Louisville and Trust Company, filed herewith.